STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT dated as of October 19, 1999, by and among WILLIAM H. FOGARTY, RICHARD E. KLEIN, THOMAS F. MONROE, ROGER BECKSTEAD and LARRY KELLEY, individuals (collectively "Purchaser") and LOIS/USA INC., a Delaware corporation ("Seller").

                              W I T N E S S E T H:

          WHEREAS, Seller is the owner of 110,000 shares of the Common Stock, $1.00 par value per share, of FOGARTY & KLEIN, INC., a Texas corporation (the "Company") being 100% of the issued and outstanding shares of such capital stock of the Company, and Seller desires to sell all of such shares (the "Shares") to Purchaser, and Purchaser desires to purchase the Shares, all upon the terms and conditions set forth herein; and

          WHEREAS, Seller acquired the Shares from Purchaser and William P. Penczak ("Original Shareholders") pursuant to that certain Stock Purchase Agreement (the "1997 Purchase Agreement") between Seller, as buyer, and Original Shareholders, as sellers, executed on December 17, 1997 but effective as of December 31, 1997 (the "1997 LOIS Acquisition"), and since such date, the Company has been a wholly-owned subsidiary of Seller, however, its day-to-day operations have been conducted and managed by Purchaser; and

          WHEREAS, for various financial reasons, it has become necessary that Seller file for protection from its creditors under Chapter 11 of the United States Bankruptcy Code (the "Code") pursuant to a petition filed on even date herewith in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Proceeding"); and

          WHEREAS, the parties have determined that it is in the best interests of each of the Seller, the Purchaser and the Company that the Purchaser reacquire the Shares and take ownership of the Company once again, and the Seller will file an application with the court overseeing the Bankruptcy Proceeding (the "Bankruptcy Court") for an order (the "Sale Order") authorizing the sale of the Shares to occur pursuant to the terms of this Agreement under
Section 363 of the Code, subject to any higher or better offer that may be made for the Shares; and

          WHEREAS, this Agreement sets forth the terms and conditions to which the parties have agreed and further contemplates the execution and delivery of certain collateral agreements and the consummation of certain related transactions hereinafter described;

          NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties, and subject to the terms and conditions set forth herein, the parties agree as follows:

          1. SALE AND PURCHASE OF THE SHARES. Subject to the approval of the Sale Order by the Bankruptcy Court, upon satisfaction or waiver of the conditions set forth in Section 6 below, Seller agrees to sell, assign and convey all of the Shares to Purchaser on the Closing Date (as hereinafter defined), free and clear of all security interests, pledges, liens, charges and encumbrances (except those which are expressly consented to and assumed by Purchaser and/or the Company, including without limitation, the first priority lien of Green Tree Financial Servicing Corporation, as agent ("Green Tree") for itself and the Lenders under and as defined in the Loan and Security Agreement, as defined below, and the second priority lien in favor of the Seller granted herein), and, subject to the provisions of Section 8(b) hereof, upon payment of the amounts set forth in Paragraph (C) of EXHIBIT "B" hereto, to transfer and deliver to Purchaser the certificates evidencing such Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank in the form attached as EXHIBIT "A" hereto. Purchaser agrees, subject to the satisfaction or waiver of the conditions to its obligations set forth in Section 5 below, to purchase and accept the Shares for the consideration set forth in Section 2 hereof.

          2. PURCHASE PRICE AND PAYMENT. The total purchase price (the "Purchase Price") for the Shares shall be $18,775,000 and shall be paid in the manner set forth on EXHIBIT "B" attached hereto and incorporated herein by reference for all purposes. Seller hereby agrees to execute and deliver from time to time at the request of Purchaser and without further consideration, such additional instruments of conveyance and transfer and to take such other action as Purchaser may reasonably require more effectively to convey, assign, transfer and deliver the Shares to Purchaser.

          3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to and agrees with Purchaser that:

          (a) ORGANIZATION AND STANDING OF THE COMPANY. The Company is a corporation validly existing and in good standing under the laws of the State of Texas. The Company has full corporate power and authority to conduct its business as it is now being conducted and is not qualified to do business as a foreign corporation in any other jurisdiction. Attached hereto as SCHEDULE 3(A) are true, correct and complete copies of the Company's Articles of Incorporation (duly certified by the Secretary of State of the State of Texas) and By-Laws (certified by the Secretary of the Company) as in effect on the date of this Agreement (the "Signing Date"). Since December 31, 1997, there have been no amendments to the organizational documents of the Company except as set forth on Schedule 3(a).

          (b) SUBSIDIARIES. The Company has no subsidiaries. Further, the Company does not (i) own, directly or indirectly, any of the outstanding capital stock or securities convertible into capital stock of any other corporation, or (ii) own, directly or indirectly, any participating interest in any partnership, joint venture or other business enterprise.

          (c) CAPITAL STOCK. The authorized capital stock of the Company consists of 1,000,000 shares of Stock, $1.00 par value per share, of which, on the Signing Date, 110,000 shares are validly issued and outstanding, fully paid and nonassessable, one hundred (100%) percent of which are owned by Seller. The Company has no treasury shares, outstanding subscriptions, options or other agreements or commitments obligating it to issue shares of capital stock. Between the Signing Date and the Closing Date, Seller will not, and will not permit the Company to issue or enter into any subscriptions, options, agreements or other commitments in respect of the issuance, transfer, sale, repurchase or encumbrance of any shares of capital stock.

          (d) FINANCIAL STATEMENTS. The parties hereto recognize that the Company, under the direction of the Purchaser, prepares the unaudited financial statements of the Company and has prepared the unaudited balance sheet of the Company as of August 31, 1999 (the "8/31/99 Balance Sheet") and the related unaudited statement of income for the eight (8) month period then ended (the 8/31/99 Balance Sheet and the related statement of income being herein referred to as the "8/31/99 Financial Statements" copies of which are attached as EXHIBIT "C". The Purchaser acknowledges that the 8/31/99 Financial Statements include the results of operations of Taylor Speier Group, Inc., a Texas corporation ("Taylor Speier") which was merged with and into the Company effective July 26, 1999. Seller has reviewed the 8/31/99 Financial Statements. Seller represents and warrants to the Purchaser that, to Seller's knowledge, the Company has no fixed, liquidated or non-contingent liabilities except as (i) set forth in the 8/31/99 Financial Statements, (ii) incurred by the Company in the ordinary course of business since August 31, 1999 (including without limitation, the Green Tree Debt, as defined below), (iii) set forth in
          SCHEDULE 3(D) hereof, and (iv) such other liabilities which are not included in subsections (i) through (iii), but of which Purchaser has knowledge on the Signing Date.

          (e) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in any schedule delivered to Purchaser pursuant to this Section 3 or except as contemplated by this Agreement, since December 31, 1997, Seller has not, on Seller's own action, and without the knowledge of Purchaser:


               (i) caused the Company to issue, deliver or agree to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) or granted or agreed to grant any options, warrants or other rights calling for the issuance thereof;

               (ii) caused the Company to borrow or agree to borrow any funds or incur, or become subject to, any obligation or liability (absolute or contingent) except for the indebtedness incurred pursuant to that certain Loan and Security Agreement (the "Loan and Security Agreement"), dated as of June 17, 1999, by and among ZYX Inc. (formerly Lois/USA West Inc.), Lois/USA Chicago Inc., Lois/USA New York Inc., the Company, and Year 2K Communications, Inc., as Borrowers, the Lenders named therein, as Lenders; and Green Tree, as Agent and Lender (such indebtedness being herein referred to as the "Green Tree Debt"), and those specific liabilities and obligations set forth on the 8/31/99 Financial Statements;

               (iii) caused the Company to pay any obligation or liability (absolute or contingent) except in the ordinary course of business in customary amounts;

               (iv) caused the Company to pay any obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the Company's 8/31/99 Financial Statements and obligations or liabilities incurred since the date thereof and permitted to be so incurred by the foregoing clause (ii) of this Section (e);

               (v) caused the Company to declare or make, or agree to declare or make, any payment of dividends or distribution of any assets of any kind whatsoever to Seller (except for payments to Seller pursuant to that certain Management Services Agreement dated as of December 31, 1997 (the "Management Services Agreement") by and between the Seller and the Company), or purchased or redeemed any shares of its capital stock;

               (vi) caused the Company to sell or transfer, or agree to sell or transfer, any of its assets, properties or rights (except in the ordinary course of business) or canceled or agreed to cancel, any debts or claims;

               (vii) caused the Company to enter or agree to enter into any agreement or arrangement granting any preferential rights to purchase substantially all of the assets, properties or rights of the Company (including management and control thereof), or requiring the consent of any party to the transfer and assignment of such assets, properties or rights (or changes in management or control thereof), or providing for the merger or consolidation of the Company with or into another corporation;

               (viii) caused the Company to make or permit any amendment or termination of any contract, agreement or license to which it is a party;

               (ix) except as attached as part of SCHEDULE 3(E) hereto, caused the Company to make any accrual or arrangement for a payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

               (x) except as attached as part of SCHEDULE 3 hereto, caused the Company to increase the rate of compensation payable or to become payable by it to any of its officers or key employees compensated at a rate in excess of $10,000.00 per annum; or make any increase in any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any such officers or key employees;

               (xi) except for the acquisition by the Company of Taylor Speier Group, Inc. ("Taylor Speier") (the "Taylor Speier Acquisition") effective on July 22, 1999, caused the Company to make any capital expenditures or commitments therefor aggregating more than $10,000.00 or committed to purchase or acquire entities or assets, or any other items in excess of its normal, ordinary and usual requirements or at excessive prices, all computed based on historical practices of the Company; or

               (xii) suffered any damage, destruction or loss, whether or not covered by insurance, which materially and adversely affects its assets or business.

          Between the Signing Date and the Closing Date, Seller shall not permit the Company to do any of the things listed in clauses (i) through (xi) of this Section (e) without the prior written consent of Purchaser.

          (f) TAX MATTERS. All material United States, state, county and local and other taxes, including without limitation, material income taxes, payroll taxes, corporate franchise taxes, sales, excise and use taxes and ad valorem taxes, due and payable by the Company for the periods ended prior to the Signing Date, have been paid and there is no further liability (whether or not disclosed on its returns) for any such taxes relating to such periods, and no interest or penalties have accrued or are accruing with respect thereto. The Company has timely filed in materially correct form all material tax returns and reports required to be filed by it on or before the date of this Agreement with all such taxing authorities. The current liability for Federal, state and local taxes reflected on the Company's Financial Statements, if any, represents at the date thereof, reasonable and materially adequate provision for the payment of all accrued and unpaid current Federal, state and local taxes of the Company. No assessments of deficiencies have been made against the Company, and no extensions of time are in effect for the filing of any returns or the assessment of deficiencies. No examinations by the IRS of the Federal income tax returns of the Company for any taxable year are presently pending. Seller has delivered to Purchaser true and complete copies of all of the Company's Federal and state Income Tax Returns and payroll tax returns of the Company filed for each of its fiscal years 1997 through 1999.

          (g) CONTRACTS AND OTHER AGREEMENTS. Since the date of the 1997 LOIS Acquisition, except for the Management Services Agreement, the Green Tree Debt and the Taylor Speier Acquisition, Seller has not, without Purchaser's knowledge, caused the Company to enter into any mortgages, liens, licenses, leases, agreements, or other executory contracts, undertakings, commitments and agreements to which or by which the Company is bound, whether written or oral, (x) in the ordinary course of business involving the payment by or to the Company of more than $10,000.00 in the aggregate with respect to any such contract, undertaking, commitment or agreement, (y) other than in the ordinary course of business, or (z) with any of Seller's Affiliates (the "Contracts"). For the purposes of this Agreement, the term "Seller's Affiliates" shall include all "affiliates" of Seller as such terms are defined in the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

          (h) TITLE TO PROPERTIES AND RELATED MATTERS. Seller has not, and has not caused the Company to, without Purchaser's knowledge, take any action which would cause the assets reflected in the 8/31/99 Financial Statements to be subject to any security interests, mortgages, liens, claims, defects and encumbrances except (i) liens, charges and encumbrances in favor of Green Tree pursuant to the Loan and Security Agreement and the other Loan Documents, as defined therein, and (ii) Permitted Liens (as such term is defined in the Loan and Security Agreement). The Seller has not caused the Company to convey any of its assets or properties since the 1997 LOIS Acquisition without the knowledge of Purchaser, other than in the ordinary course of business. Seller has not, without Purchaser's knowledge, caused the Company to take any action to alter the rights of the Company to occupy the Company's leasehold estate at 7155 Old Katy Road, Houston, Texas 77024 (the "Old Katy Premises") since the 1997 LOIS Acquisition. To Seller's knowledge, the rights of the Company to occupy the Old Katy Premises continue to exist by virtue of a lease arrangement between the owner of such property and the Company (entered into by the Company prior to the 1997 LOIS Acquisition) and no other person or entity has any interest in such lease arrangement.

          (i) LITIGATION AND PROCEEDINGS. Except for those matters described in
          SCHEDULE 3(I), Seller has no knowledge of any actions, suits or proceedings pending or threatened against or affecting the Company, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involve the possibility of any judgment or liability not fully covered by casualty or liability insurance; and to Seller's knowledge, the Company is not in default with respect to any judgment, order, writ, injunction, decree, award, or, to the best of Seller's knowledge and belief, in default with respect to any rule or regulation of an court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality.

          (j) GUARANTEES, ETC. Seller has not caused the Company, without Purchaser's knowledge, to have given any guarantee, indemnity, warranty or bond, or to incur any other similar obligation or create any security for or in respect of liabilities, actual or contingent, of any other person, other than the cross-guaranty provisions in the Loan and Security Agreement.


          (k) OFFICERS, DIRECTORS AND EMPLOYEES. Attached hereto as SCHEDULE 3(K) is a list of all officers and directors of the Company. Seller has not, without Purchaser's knowledge, caused the Company to enter into any employment arrangement or agreement with any person other than those persons on the Company's last payroll dated September 30, 1999. The Seller has not caused the Company to, without Purchaser's knowledge, owe to any officer, director, shareholder or employee of the Company any amounts other than as reflected in the 8/31/99 Financial Statements or pursuant to the agreements referenced in any schedules hereto.

          (l) ABSENCE OF ADVERSE AGREEMENTS. Seller has not, without Purchaser's knowledge, caused the Company to become a party to any instrument or agreement or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, award, rule or regulation which materially and adversely affects the business, properties, assets or condition, financial or otherwise, of the Company.


          (m) NO DEFAULTS. Except for defaults under the Loan and Security Agreement, the Seller has not, without Purchaser's knowledge, caused the Company to be in default under, nor has the Seller, without Purchaser's knowledge, caused any event to occur which with notice or lapse of time or both, could result in a waiver (except caused by the statute of limitations) of any material right or default under, any outstanding indenture, mortgage, lease, contract or agreement to which the Company is a party or by which the Company or its assets may be bound, or under any provision of the Company's Articles of Incorporation or By-Laws (or comparable instruments).

          (n) BANKS, SIGNATORIES. Seller has not established, without Purchaser's knowledge, with any banks or other financial institutions accounts or relationships in the Company's name which accounts are not used by the Company in the ordinary course of business.


          (o) NO CONFLICTS. Subject to the Bankruptcy Proceeding, the execution and performance of this Agreement and the transactions contemplated hereby will not violate any provision of or result in a breach of or constitute a default under the Articles of Incorporation or By-Laws of the Company, or under any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, or under any contract, agreement or instrument to which the Company is a party or by which its properties may be bound, or any law, statute or regulation.

          (p) BOOKS AND RECORDS. The corporate books and records of the Company are in all material respects complete and correct and have been maintained by Seller in accordance with good business practice since the 1997 LOIS Acquisition and reflect a true record of all meetings or proceedings of the Board of Directors and shareholders of the Company conducted since December 31, 1997.

          (q) BROKERS. Neither the Company nor Seller are a party to or in any way obligated under a contract or other agreement, and there are no outstanding claims against any of them, for the payment of any broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement.

          (r) TITLE TO SHARES AND AUTHORITY. Subject to the entry of the Sale Order, Seller has full right, power and authority and due authorization to sell and transfer the Shares hereunder, and upon the delivery of and payment for such Shares, the Seller will transfer to Purchaser valid title thereto, free and clear of any security interests, pledges, liens or similar encumbrances, except for the security interests granted to Green Tree pursuant to the transactions contemplated by the Loan and Security Agreement and the Pledge Agreement (as defined below), and to the Seller hereunder. Subject to the entry of the Sale Order, this Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms.

          (s) DISCLOSURE. Neither this Agreement, the schedules attached hereto, nor any other document furnished by the Seller to Purchaser, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading.


          (t) INSPECTIONS. Between the Signing Date and the date of Closing, Seller shall afford Purchaser and its agents the opportunity to make full and complete inspection of (i) the Company's books and records (including without limitation, the Financial Statements and the Company's tax returns, accounts receivable, accounts payable, etc.),
          (ii) the Company's assets (including without limitation, the tangible and intangible personal property); and (iii) Seller's books and records as they pertain to the Company.

         4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. Purchaser represents and warrants to Seller that:

          (a) NO VIOLATION. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of any agreement or other obligation to which the Purchaser is a party or by which the Purchaser is bound or to which their assets are subject, or (ii) violate or result in a breach of, constitute a default under, any judgment, order, decree, rule or regulation of any court or governmental agency to which Purchaser is subject.

          (b) ENFORCEABILITY. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms.

          (c) BROKERS. Purchaser is not a party to or in any way obligated under a contract or other agreement, and there are no outstanding claims against it, for the payment of any broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement.

          (d) KNOWLEDGE. Purchaser has no knowledge of any facts or circumstances which would, if true, cause any of the representations or warranties made by Seller in Section 3 hereof to be false or inaccurate as of the date so made.


          5. ADDITIONAL COVENANTS AND AGREEMENTS OF SELLER.

          (a) RESIGNATIONS. At the Closing, Seller agrees to deliver to Purchaser the resignations of all of the current officers and directors of the Company who are not named as a Purchaser hereunder (including without limitation, Theodore Veru and Robert K. Stewart), as well as the resignation of any employee of the Company the Purchaser may require.

          (b) DELIVERY OF STOCK CERTIFICATES AND OTHER MATERIALS. Purchaser hereby acknowledges that Green Tree currently maintains possession of a certificate evidencing the Shares pursuant to a Pledge Agreement (the "Pledge Agreement") dated as of June 17, 1999, by and between the Seller and Green Tree, as agent, for its benefit and the benefit of the Lenders under the Loan and Security Agreement accompanied by a stock power executed in blank (the "Blank Stock Power"). At the Closing, Seller shall deliver to (i) Green Tree executed stock powers in the forms of EXHIBIT "A" hereto (the "Seller Stock Powers") in exchange for the Blank Stock power, and (ii) Purchaser all minute books, stock certificate books, corporate seals and other corporate books, records, data and papers of the Company. Purchaser agrees and acknowledges that Green Tree will continue to maintain possession of the certificate evidencing the Shares and the Seller Stock Powers and the Purchaser agrees to deliver to Green Tree stock powers executed in blank (the "Purchaser Stock Powers") sufficient to allow (i) Green Tree to maintain its first perfected security interest in the Shares, and (ii) Seller to obtain a second priority security interest in the Shares.

          (c) COVENANT AGAINST COMPETITION. Seller agrees that from and after the Closing Date, it will not, directly or indirectly including through any subsidiary, parent or affiliated corporation, for a period of one (1) year, but not to exceed the maximum period allowed by law,
          (1) solicit or accept (either on his own account or as the agent of another person) the business of any person in connection with public relations, marketing or advertising who has been a client of the Company for such services during the period of twenty-four (24) months prior to the Closing Date; (2) induce, solicit or endeavor to entice any person to leave the service or employment of the Company; or (3) use the trade names "Fogarty Klein," "FK&P," "Fogarty Klein & Partners," "Fogarty Klein Public Relations," "Fogarty Klein Direct," "Fogarty Klein Yellow Pages," and "Southwest Information Resources" (or any name intended or likely to be confused with any of such trade names). Seller hereby acknowledges that the foregoing restrictions are reasonable in scope and necessary for the protection of the goodwill of the Company and that a breach of this covenant would cause Purchaser and the Company substantial damage impossible of precise determination. Accordingly, in addition to such other rights and remedies as may be available to Purchaser and the Company in the event of any breach, actual or threatened, of the foregoing provisions of this Section 5(c), Purchaser and the Company (or any successor or successors thereof), shall be entitled to enjoin such breach, actual or threatened. Seller further agrees that should any portion of the foregoing covenant be unenforceable because of the scope thereof or the period covered thereby or otherwise, the covenant shall be deemed to be reduced and limited to enable it to be enforced to the extent permissible under the laws and public policies in the jurisdiction in which enforcement is sought.

          (d) CONSENTS. Seller (and to the extent required the Company) shall obtain all approvals and consents which must be obtained in order to effectuate the transaction contemplated hereby and to satisfy the terms and conditions of this Agreement.

          (e) SECTION 338(H)(10) ELECTION. Seller agrees to cooperate with Purchaser, after Closing, in the preparation and filing of a Section 338(H)(10) election with the Internal Revenue Service in connection with the transaction contemplated by this Agreement, subject to Seller's determination that such an election does not adversely affect Seller.

          6. ADDITIONAL COVENANTS AND AGREEMENTS OF PURCHASER.

          (a) CASH INFUSION INTO COMPANY. Messrs. Fogarty and Klein shall individually infuse the sum of $2,000,000 into the Company contemporaneous with the Closing of the transactions evidenced by this Agreement, which infusion shall be either in the form of equity or a loan to the Company (at the sole discretion of Messrs. Fogarty and Klein) (subordinated to the Green Tree Debt pursuant to a subordination agreement acceptable to Green Tree and subordinated to Purchaser's obligation to the Seller hereunder pursuant to a subordination agreement reasonably acceptable to Seller), which sum shall be used solely to satisfy current liabilities of the Company (excluding the Green Tree Debt and the Purchaser's obligation to the Seller hereunder). Messrs. Fogarty and Klein further agree to infuse up to $3,000,000 in additional funds into the Company, on an as-needed basis in their business judgment, after the Closing, also to be used solely to satisfy current liabilities of the Company (excluding the Green Tree Debt and the Purchaser's obligation to Seller hereunder).

          (b) PAYMENT. Purchaser and the Company jointly agree to pay on or before the Revolving Loan Maturity Date (as defined in EXHIBIT "D" hereof) the aggregate sum of $9,000,000 (together with interest, fees, penalties, expenses or similar charges, accruing thereon after the Signing Date) to Green Tree and/or Seller, as applicable, in accordance with Section (C) of EXHIBIT "B" hereto.

          (c) JUNIOR LIEN ON SHARES. Purchaser hereby pledges, assigns, transfers and grants to Seller a second priority security interest in the Shares and all assets of the Company to secure Purchaser's obligations to Seller hereunder, junior in right only to the first lien on the Shares and assets of the Company created by the Pledge Agreement and the Loan and Security Agreement and the pledge agreement to be executed by Purchasers in favor of Green Tree and the Lenders. Purchaser agrees that upon the payment in full of Purchaser's obligations to Green Tree and the Lenders in accordance with the Green Tree Forbearance Agreement (as defined below), possession of the certificates evidencing the Shares, the Blank Stock Powers, the Seller Stock Powers and the Purchaser Stock Powers shall be delivered by Green Tree to Seller until such time as Purchaser has paid the entire Purchase Price in full, whereupon such lien of Seller shall be void and of no further force or effect, and possession of the certificates evidencing the Shares, the Blank Stock Powers, the Seller Stock Powers and the Purchaser Stock Powers shall be delivered by Seller to Purchaser.

          7. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of all of the following conditions unless expressly waived in writing by Purchaser:

          (a) REPRESENTATIONS AND COVENANTS. All representations and warranties of Seller contained in this Agreement shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of such date (except to the extent any such representation or warranty is made as of a specified date), and Seller shall have performed all agreements and covenants to be performed by them on or prior to the Closing Date, and Purchaser shall have received a certificate dated the Closing Date, signed by Seller, to the effect that such is the case.

          (b) OPINION OF COUNSEL. Purchaser shall have received the opinion of Stroock & Stroock & Lavan LLP, counsel for Seller and the Company, dated the Closing Date, in a form and containing such opinions as may be reasonably satisfactory to Purchaser and Purchaser's counsel in their reasonable discretion.

          (c) OTHER LEGAL MATTERS. The Sale Order shall be reasonably acceptable to Stumpf Craddock Massey & Pulman, P.C., counsel for Purchaser.

          (d) NO DAMAGE OR DESTRUCTION; NO MATERIAL DECLINE IN COMPANY REVENUES. Prior to the Closing Date, there shall not have occurred: (1) any casualty to any facility, property or equipment owned or used by the Company as a result of which either (i) the monetary amount of damage or destruction aggregates five (5%) percent or more of the aggregate book value shown on the books of account of the entire facilities, properties and equipment of the Company, or (ii) the total monetary amount of damage or destruction is less than five (5%) percent of the aggregate book value shown on the books of account of the entire facilities, properties and equipment of the Company, but more than $50,000, and such loss shall not be substantially covered by valid, existing insurance underwritten by responsible insurers, or (2) any material decline in the value of the Company from that existing on the Signing Date (it being agreed that the term "material decline" as used above means a decline either in the annualized gross income of the Company by $3,000,000 and/or a loss of Company clients which in the aggregate account for $3,000,000 or more in annual gross income).

          (e) ABSENCE OF LITIGATION. Except for the Bankruptcy Proceeding, no material litigation, governmental action, insolvency, receivership or other proceeding shall have been threatened, asserted or commenced with respect to the transaction contemplated herein (the word "material" herein being defined as being in excess of $25,000 in controversy).

          (f) CONSENTS. Seller (and the Company, if necessary) shall have obtained all approvals and consents which must be obtained in order to effectuate the transaction contemplated hereby and to satisfy the terms and conditions of this Agreement, including without limitation,
          (1) the entry of the Sale Order, and (2) the consent of Green Tree and the Lenders to the transactions evidenced by this Agreement and the execution and effectiveness, contemporaneous with the Closing, by Green Tree and the Lenders (as defined in the Loan and Security Agreement) of a Forbearance and Amendment Agreement substantially in the form attached hereto as EXHIBIT "D" (the "Green Tree Forbearance Agreement").

          (g) RELEASE UNDER MANAGEMENT SERVICES AGREEMENT. Purchaser shall have received, in reasonably satisfactory form and substance, the release of the Company from its obligations to Seller under the Management Services Agreement.

          8. CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transaction contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of all of the following conditions unless expressly waived in writing by Seller:

          (a) REPRESENTATIONS AND COVENANTS. All representations and warranties of Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of such date (except to the extent any such representation or warranty is made as of a specified date), and Purchaser shall have performed all agreements and covenants to be performed by them on or prior to the Closing Date, and Seller shall have received a certificate dated the Closing Date, signed by Purchaser, to the effect that such is the case.

          (b) CONSENTS. Seller (and the Company, if necessary) shall have obtained all approvals and consents which must be obtained in order to effectuate the transaction contemplated hereby and to satisfy the terms and conditions of this Agreement, including without limitation,
          (1) the entry of the Sale Order, and (2) the consent of Green Tree and the Lenders to the transactions evidenced by this Agreement and the execution and effectiveness, contemporaneous with the Closing, by Green Tree and the Lenders (as defined in the Loan and Security Agreement) of the Green Tree Forbearance Agreement.

          (c) TAYLOR SPEIER GUARANTY RELEASE. Purchaser shall have obtained the agreement of the former shareholders of Taylor Speier to their release of Seller from its guaranty of the earn out portion of the purchase price which the Company is primarily obligated to pay.

          (d) RELEASE OF INTERCOMPANY DEBT. Seller shall have received, in reasonably satisfactory form and substance, the release of the Seller from the Company of all indebtedness owing from the Seller to the Company, as detailed in Section (A) of EXHIBIT "B" hereto.

          (e) RELEASE BY ORIGINAL SHAREHOLDERS. Seller shall have received evidence reasonably satisfactory in form and substance of the release of Seller from (i) its guaranty of the obligations of the Company pursuant to the Company's Employment Agreements with each of Messrs. Fogarty, Klein and Monroe, and (ii) its obligations to make further payments of Purchase Price to the Original Shareholders pursuant to the 1997 Purchase Agreement.

          (f) RETURN OF WARRANTS. Each of the Original Shareholders shall return to the Seller any and all warrants to purchase common stock of the Seller which were originally issued to such Original Shareholder in connection with the 1997 LOIS Acquisition.

          (g) SECURITY INTEREST. Purchaser shall have granted to Seller such security interests in the Shares and the assets of the Company as are described in Section 6(c) hereof pursuant to a pledge agreement reasonably acceptable to Seller and Purchaser.


          9. THE CLOSING AND THE CLOSING DATE. The execution and delivery of this Agreement and the instruments, certificates and other documents required hereunder (the "Closing") shall take place at the offices of Seller at 40 W. 57th Street, New York, NY 10019 within three (3) business days of the date on which the Sale Order is entered, or at such other time and day or other location as may be mutually agreed by Purchaser and Seller. The date and time of such execution and delivery is herein called the "Closing Date". On the Closing Date, certificates representing the Shares shall remain in Green Tree's possession (although actual title thereto shall pass to the Purchaser), and the minute books, stock certificate books, corporate seals and other corporate books, records, data and papers of the Company shall be delivered by Seller to Purchaser against delivery of the Purchase Price pursuant to Section 2 hereof.

          10. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

          (a) NATURE OF STATEMENTS. All statements contained in any schedule or any certificate or other instrument delivered by or on behalf of Seller pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties made by Seller.

          (b) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants, agreements and undertakings contained herein or in any schedule, certificate or other document shall remain operative and in full force and effect, and shall survive the Closing Date and the delivery of all consideration and documents pursuant to this Agreement, and shall continue in effect for a period of eighteen (18) months after the Closing Date and, as to representations made by Seller concerning or affecting any tax liability of the Company, until a date which is six (6) months after the statute of limitations has run against the Federal, state and local government; provided, however, that any such representation, warranty, covenant, agreement or undertaking as to which a bona fide claim shall have been asserted during such survival period shall continue in effect until such time as such claim shall have been resolved in accordance with the terms of this Agreement. Notwithstanding anything to the contrary in this Agreement, any claim for breach of any representations, warranties, covenants, agreements and undertakings contained herein or in any schedule, certificate or other document required to be delivered hereby or any other claim in respect of the transactions contemplated herein may not be setoff or otherwise offset against the Green Tree Debt or the Company's liability therefor.

          11. INDEMNIFICATION BY SELLER AND RELATED MATTERS.

          (a) INDEMNIFICATION BY SELLER. Seller agrees to defend, indemnify and hold harmless Purchaser and the Company, and their respective successors and assigns, from, against and in respect of any and all loss or damage resulting from:

               (i) the material breach by Seller of any of the warranties, representations, covenants, agreements or undertakings contained herein;

               (ii) any indebtedness, liability and/or obligation of the Seller or any of its non-Company subsidiary or affiliated entities, including any Green Tree Debt in excess of the amount specified in Section (C) of EXHIBIT "B" hereto;

               (iii) any pending or threatened litigation against Seller which relates to the time period prior to the Closing Date which is not disclosed on the schedules attached hereto, including any pending or threatened litigation against the Company arising out of claims by any person or entity who is a current or former client of Seller or its non-Company subsidiaries or affiliates against the Company for repayment of monies paid by such client to Seller or its non-Company subsidiaries or affiliates for the purchase of media but which were never paid by Seller or the non-Company subsidiaries or affiliates to the media vendors entitled thereto, including without limitation, any claim by Barton Beers, Ltd. and Valvoline; and any other liability whatsoever for any liability of Seller, any Other Borrower (as defined in EXHIBIT "B" hereto), any non-Company subsidiary or affiliate of Seller; and

               (iv) any liability arising out of any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing (collectively, the "Losses").

          (b) PROCEDURE FOR MAKING CLAIMS. Subject to Seller's rights, duties and obligations as a debtor-in-possession in the Bankruptcy Proceeding, if and whenever Purchaser desires to claim indemnification by Seller pursuant to the provisions of this Section 11, Purchaser shall promptly deliver to Seller a certificate signed by Purchaser (the "Notice of Claim") (i) stating that Purchaser or the Company, their successors and assigns, has paid or properly accrued losses, damages or expenses in an aggregate stated amount to which Purchaser is entitled to indemnification pursuant to this Section 11, provided, however, such notice shall be given prior to the payment of an indemnity item if reasonable in light of the circumstances causing, or threatening to cause, a loss, and (ii) specifying the individual items of loss, damage or expense included in the amount so stated, the date each such item was paid or properly accrued and the nature of the misrepresentation, breach of warranty or claim to which such item is related, provided, however, failure to notify Seller shall relieve Seller from liability only if they are prejudiced thereby. Seller shall have the right to defend any claim by a third party at the expense of Seller. Purchaser and the Company, as the case may be, shall provide to Seller prompt and complete disclosure of all pertinent information in the possession of or available to Purchaser or the Company and shall extend full and timely assistance in the cooperation in the investigation of the defense of the claim, suit or action, with respect to which such indemnification is claimed. Seller, in the defense of any such suit, action or proceeding, shall not consent to the entry of any judgment or decree except with the written consent of Purchaser and the Company, nor enter into any settlement (except the written consent of Purchaser and the Company) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to Purchaser and the Company of a release from every liability in respect of such claim, suit, action or proceeding. In any defense of any claim by a third party, Purchaser and the Company shall have the right (but shall not be obligated) to participate in such defense through counsel of its own selection and at its own expense.

          12. INDEMNIFICATION BY PURCHASER AND RELATED MATTERS.

          (a) INDEMNIFICATION BY PURCHASER. Purchaser agrees to defend, indemnify and hold harmless Seller, and its successors and assigns, from, against and in respect of any and all loss or damage resulting from:

               (i) the material breach by Purchaser of any of the warranties, representations, covenants, agreements or undertakings contained herein; and

               (ii) any liabilities of the Company arising after the consummation of the transactions contemplated by this Agreement; and

               (iii) any liability arising out of any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing (collectively, the "Losses").

          (b) PROCEDURE FOR MAKING CLAIMS. If and whenever Seller desires to claim indemnification by Purchaser pursuant to the provisions of this
          Section 12, Seller shall promptly deliver to Purchaser a certificate signed by Seller (the "Notice of Claim") (i) stating that Seller, its successors and assigns, has paid or properly accrued losses, damages or expenses in an aggregate stated amount to which Seller is entitled to indemnification pursuant to this Section 12, provided, however, such notice shall be given prior to the payment of an indemnity item if reasonable in light of the circumstances causing, or threatening to cause, a loss, and (ii) specifying the individual items of loss, damage or expense included in the amount so stated, the date each such item was paid or properly accrued and the nature of the misrepresentation, breach of warranty or claim to which such item is related, provided, however, failure to notify Purchaser shall relieve Purchaser from liability only if it is prejudiced thereby. Purchaser shall have the right to defend any claim by a third party at the expense of Purchaser. Seller shall provide to Purchaser prompt and complete disclosure of all pertinent information in the possession of or available to Seller and shall extend full and timely assistance in the cooperation in the investigation of the defense of the claim, suit or action, with respect to which such indemnification is claimed. Purchaser, in the defense of any such suit, action or proceeding, shall not consent to the entry of any judgment or decree except with the written consent of Seller nor enter into any settlement (except the written consent of Seller) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to Seller of a release from every liability in respect of such claim, suit, action or proceeding. In any defense of any claim by a third party, Seller shall have the right (but shall not be obligated) to participate in such defense through counsel of its own selection and at its own expense. Each Purchaser's indemnity obligation hereunder shall not be joint and several, but rather be limited solely to each Purchaser's respective ownership interest in the Company as of the Closing Date.

          13. EXPENSES. Seller and Purchaser shall pay their or its own expenses (including without limitation counsel and accounting fees and expenses) incident to the preparation and carrying out of this Agreement and the consummation of the transactions contemplated hereby.

          14. NOTICES. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective when either: (i) personally delivered to the intended recipient; (ii) sent by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (iii) delivered in person to the address set forth below for the party to which the notice was given; (iv) deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Emery or Purolator, addressed to such party at the address specified below; or (v) sent by facsimile, telegram or telex, provided that receipt for such facsimile, telegram or telex is verified by the sender and followed by a notice sent in accordance with one of the other provisions set forth above. Notices shall be effective on the date of delivery or receipt, or, if delivery is not accepted, on the earlier of the date that delivery is refused or three (3) days after the date the notice is mailed. For purposes of this Paragraph, the addresses of the parties for all notices are as follows (unless changes by similar notice in writing are given by the particular person whose address is to be changed):

          (a) if to Seller, to 40 W. 57th Street, New York, NY 10019 (Attn:
          Robert K. Stewart), with a copy to Hillel M. Bennett, Esq., Stroock & Stroock & Lavan, LLP., 180 Maiden Lane, New York, NY 10038, and with a copy to Al Togut, Esq., Togut, Segal & Segal LLP, One Penn Plaza, New York, NY 10019, and with a copy to Green Tree's counsel, Richard A. Levy, Esq., Latham & Watkins, 233 S. Wacker Drive, Suite 5800, Chicago, Illinois 60606;

          (b) or if to Purchaser, to the attention of William H. Fogarty, 7155 Old Katy Road, Houston, Texas 77024, with a copy to: Lawrence J. Fontana, Esq., Stumpf Craddock Massey & Pulman, P.C., 1400 Post Oak Boulevard, Suite 400, Houston, Texas 77056, and with a copy to Green Tree's counsel, Richard A. Levy, Esq., Latham & Watkins, 233 S. Wacker Drive, Suite 5800, Chicago, Illinois 60606.

Any party hereto may designate a different address by written notice given to the other parties.

          15. SATISFACTION OF CONDITIONS; TERMINATION.

          (a) BEST EFFORTS TO SATISFY CONDITIONS. Seller and Purchaser agree to use their mutual reasonable best efforts to bring about the satisfaction of the conditions specified in Sections 7 and 8 hereof.

          (b) TERMINATION. This Agreement may be terminated by Purchaser, if a material default shall be made by Seller in the observance or in the due and timely performance by Seller of any of the covenants of Seller herein contained, or if there shall have been a material breach by Seller of any of the warranties and representations of Seller herein contained, or if the conditions of this Agreement to be complied with or performed at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such non-compliance or non-performance shall not have been waived by Purchaser. In the event of termination by Purchaser as provided above, written notice shall forthwith be given to the other party. Further, with respect to the Bankruptcy Proceeding, in the event the Sale Order is not issued by November 15, 1999, Seller and Purchaser shall each have the right to terminate this Agreement by written notice to the other party. In the event the Bankruptcy Court refuses to approve the transaction contemplated by this Agreement, this Agreement shall automatically terminate on the date the Bankruptcy Court announces its refusal to grant such approval.

          16. MISCELLANEOUS.

          (a) DEFINITION OF KNOWLEDGE. Unless otherwise specified herein, the "knowledge" of any party means the actual knowledge of such party and, if such party is a corporation, the actual knowledge of any executive officer of such corporation.

          (b) ASSIGNMENT. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, provided, however, Purchaser shall have the right at any time prior to Closing to assign this Agreement to a corporation wholly-owned by Purchaser without releasing Purchaser from Purchaser's obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          (c) SECTION AND PARAGRAPH HEADINGS. The Section and Paragraph headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (d) AMENDMENT. This Agreement may be amended only by an instrument in writing executed by the parties hereto, and with the written consent of Green Tree.

          (e) ENTIRE AGREEMENT. This Agreement and the exhibits, schedules, certificates and documents referred to herein constitute the entire agreement of the parties, and supersede all understandings with respect to the subject matter hereof.

          (f) PUBLIC ANNOUNCEMENTS. No publication and/or press release of any nature shall be issued pertaining to this Agreement or the transaction contemplated hereby without the prior written approval of Purchaser, except as may be required by law and/or deemed reasonably necessary by Seller in satisfying its duties and obligations as a debtor-in-possession under the Code.

          (g) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          (h) GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS NOTWITHSTANDING CONFLICTS OF LAW OR CHOICE OF LAW CONSIDERATIONS, AND VENUE FOR ANY DISPUTE ARISING HEREUNDER PRIOR TO THE COMPLETION AND CLOSURE OF THE BANKRUPTCY PROCEEDING SHALL BE SUBJECT TO THE CONTINUING JURISDICTION OF THE BANKRUPTCY COURT IN THE BANKRUPTCY PROCEEDING, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE BANKRUPTCY COURT IN THE BANKRUPTCY PROCEEDING; CONVERSELY, VENUE FOR ANY DISPUTE ARISING HEREUNDER AFTER THE COMPLETION AND CLOSURE OF THE BANKRUPTCY PROCEEDING SHALL BE IN HARRIS COUNTY, TEXAS, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO SUCH JURISDICTION OF THE COURTS OF THE STATE OF TEXAS.

          (i) TIME. Time is of the essence in the closing of the transactions contemplated by this Agreement.

          (j) GREEN TREE'S RIGHTS; THIRD-PARTY BENEFICIARY. The parties agree and acknowledge that the rights, benefits and remedies of Seller under the Agreement or any agreement, instrument or document executed in connection herewith constitutes proceeds of the Pledged Collateral (as defined in the Pledge Agreement) and therefore are subject to the first priority lien of Green Tree for the benefit of itself as agent and for the benefit of the Lenders. In addition, the parties hereto acknowledge and agree that Green Tree, as Agent (for the benefit of itself and for the benefit of the Lenders ) under the Loan and Security Agreement, is an intended third-party beneficiary of the provisions of this Agreement relating to Green Tree and shall be entitled to enforce the rights and remedies of Seller under this Agreement or any agreement, instrument or document executed in connection therewith as if a signatory hereto.

          IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date and year first above written.


      (SIGNATURES OF SELLER AND PURCHASER APPEAR ON THE FOLLOWING 2 PAGES)

                                         SELLER:

                                         LOIS/USA INC.


                                         By: /S/ Robert K. Stewart
                                                ----------------------
                                         Name:   Robert K. Stewart
                                                ----------------------
                                         Title:  EVP/CFO
                                                -----------------------

                                         PURCHASER:


                                         /S/ William H. Fogarty
                                            ----------------------------
                                            WILLIAM H. FOGARTY

                                        /S/ Richard E. Klein
                                           -----------------------------
                                           RICHARD E. KLEIN


                                       /S/ Thomas F. Monroe
                                          ------------------------------
                                          THOMAS F. MONROE


                                      /S/ Roger Beckstead
                                         -------------------------------
                                          ROGER BECKSTEAD


                                     /S/ Larry Kelley
                                         --------------------------------
                                         LARRY KELLEY

                                              EXHIBITS AND SCHEDULES


      EXHIBITS

         A         form of Stock Powers

         B         Itemization of Purchase Price

         C         8/31/99 Financial Statements [OMITTED]

         D         Forbearance and Amendment Agreement


      SCHEDULES    DESCRIPTION

         3(a)      Company corporate organizational documents

         3(d)      Fixed, Liquidated or Non-contingent Liabilities

         3(e)      Contracts entered into by the Company through Seller's action

         3(i)      Litigation and Proceedings

         3(k)      Officers, Directors and Employees

                                   EXHIBIT "A"

                             [FORM OF STOCK POWERS]

                                 [SEE ATTACHED]

                                   STOCK POWER

          FOR VALUE RECEIVED, LOIS/USA INC., A DELAWARE CORPORATION hereby sells, assigns and transfers unto WILLIAM H. FOGARTY FORTY-EIGHT THOUSAND NINE HUNDRED SEVENTY-TWO (48,972) shares of the Common Stock, $1.00 par value per share, of FOGARTY & KLEIN, INC., a Texas corporation, standing in its name on the books of said corporation represented by Certificate No. ______ herewith, and does hereby irrevocably constitute and appoint Lawrence J. Fontana its attorney to transfer the said stock on the Books of the within named Company with full power of substitution in the premises.

          Executed effective for all purposes as of ___________________, 1999.


                                       LOIS/USA INC.

                                       By:
                                          ------------------------------
                                       Name:
                                            ----------------------------
                                       Title:
                                             ---------------------------

WITNESS:

----------------------------

                                   STOCK POWER

          FOR VALUE RECEIVED, LOIS/USA INC., A DELAWARE CORPORATION hereby sells, assigns and transfers unto LARRY KELLEY FIVE HUNDRED THREE (503) shares of the Common Stock, $1.00 par value per share, of FOGARTY & KLEIN, INC., a Texas corporation, standing in its name on the books of said corporation represented by Certificate No. ______ herewith, and does hereby irrevocably constitute and appoint Lawrence J. Fontana its attorney to transfer the said stock on the Books of the within named Company with full power of substitution in the premises.

          Executed effective for all purposes as of __________________, 1999.


                                      LOIS/USA INC.

                                      By:
                                         -----------------------------
                                      Name:
                                           ----------------------------
                                      Title:
                                            ---------------------------

WITNESS:


------------------------------

                                   STOCK POWER

          FOR VALUE RECEIVED, LOIS/USA INC., A DELAWARE CORPORATION hereby sells, assigns and transfers unto THOMAS F. MONROE, ELEVEN THOUSAND FIFTY (11,050) shares of the Common Stock, $1.00 par value per share, of FOGARTY & KLEIN, INC., a Texas corporation, standing in its name on the books of said corporation represented by Certificate No. ______ herewith, and does hereby irrevocably constitute and appoint Lawrence J. Fontana its attorney to transfer the said stock on the Books of the within named Company with full power of substitution in the premises.

          Executed effective for all purposes as of _____________________, 1999.

                                    LOIS/USA INC.

                                    By:
                                        -------------------------
                                    Name:
                                         -------------------------
                                    Title:
                                          -------------------------

WITNESS:


------------------------

                                   STOCK POWER

          FOR VALUE RECEIVED, LOIS/USA INC., A DELAWARE CORPORATION hereby sells, assigns and transfers unto ROGER BECKSTEAD, FIVE HUNDRED THREE (503) shares of the Common Stock, $1.00 par value per share, of FOGARTY & KLEIN, INC., a Texas corporation, standing in its name on the books of said corporation represented by Certificate No. ______ herewith, and does hereby irrevocably constitute and appoint Lawrence J. Fontana its attorney to transfer the said stock on the Books of the within named Company with full power of substitution in the premises.

          Executed effective for all purposes as of ____________________, 1999.

                                   LOIS/USA INC.

                                   By:
                                      -------------------------
                                   Name:
                                        -----------------------
                                   Title:
                                         ----------------------
WITNESS:


---------------------

                                   STOCK POWER

          FOR VALUE RECEIVED, LOIS/USA INC., A DELAWARE CORPORATION hereby sells, assigns and transfers unto RICHARD E. KLEIN, FORTY-EIGHT THOUSAND NINE HUNDRED SEVENTY-TWO (48,972) shares of the Common Stock, $1.00 par value per share, of FOGARTY & KLEIN, INC., a Texas corporation, standing in its name on the books of said corporation represented by Certificate No. ______ herewith, and does hereby irrevocably constitute and appoint Lawrence J. Fontana its attorney to transfer the said stock on the Books of the within named Company with full power of substitution in the premises.

          Executed effective for all purposes as of ________________ , 1999.


                                  LOIS/USA INC.

                                  By:
                                     --------------------------
                                  Name:
                                       ------------------------
                                  Title:
                                       ------------------------

WITNESS:


---------------------

                                   EXHIBIT "B"
                          ITEMIZATION OF PURCHASE PRICE

(A) the release of Seller from its repayment obligation arising out of the net intercompany balance owing by Seller to the Company on the Closing Date, which as of August 31, 1999 is approximately the following sum:
                                                               $ 5,400,000

(B) the release of Seller by Original Shareholders of the remaining balance of the Purchase Price under Section
     2.3 of 1997 Purchase Agreement (it being understood and agreed that the Company shall assume the payment obligation of Seller for such remaining balance of the Purchase Price under Section 2.3 of the 1997 Purchase
     Agreement pursuant to an assumption agreement executed by the Company at the Closing); and
                                                               $ 4,375,000

(C) the Company's obligation to pay to Green Tree and the Lenders pursuant to the terms of the Green Tree
     Forbearance Agreement (the date of such payment being herein referred to as the "Settlement Date"):

     (i) up to $9,000,000 of the total Obligations (as such term is defined in the Loan and Security
          Agreement) outstanding on the Signing Date (all such amounts being herein referred to as the "FKP
          Obligations"); PLUS

     (ii) any interest, fees, penalties, expenses or similar charges which may accrue on the FKP Obligations after the Signing Date (the "FKP Additional
          Amounts").

     Provided however, it is further agreed that:

     (I) if, on the Signing Date, the FKP Obligations are less than $9,000,000, then the difference between $9,000,000 and the FKP Obligations shall be paid to Seller in cash by the Company and Purchaser
          (each such Purchaser being liable only for his respective prorata portion of such difference based on their respective ownership interest in the Company as of the Closing Date), such payment to be made contemporaneously with the payment of the FKP Obligations to Green Tree on the Settlement Date; and

     (II) in the event that any of the FKP Obligations or the FKP Additional Amounts shall be paid by any of Seller (as guarantor under the Guaranty Agreement dated as of June 17, 1999 by and between the Seller and Green Tree, as Agent and Lender), ZYX Inc. (formerly LOIS/USA West Inc.), LOIS/USA Chicago Inc., LOIS/USA New York Inc. or Year 2K Communications, Inc. (such entities being collectively referred to herein as the "Other Borrowers") between the Signing Date and the Settlement Date, all such amounts shall be paid to Seller by the Company and Purchaser (each such Purchaser being liable only for his respective prorata portion of such difference based on his respective ownership interest in the Company as of the Closing Date) in cash contemporaneously with such payment to Green Tree on the Settlement Date; PROVIDED HOWEVER,

     (III) in the event that the Obligations (as defined in the Loan and Security Agreement) paid by the Company on the Settlement Date include any indebtedness of Seller and/or the Other Borrowers (including any interest, fees, costs and expenses incurred by Green Tree and the other Lenders with respect thereto) arising from any advances made by Lenders after the Signing Date to Seller or any Other Borrower ("Post-Signing Seller/Other Borrower Advances"), then Purchaser and the Company shall be entitled to offset against any sum due to Seller pursuant to subparts (I) and
          (II) above, the sum of such Post-Signing
          Seller/Other Borrower Advances together with all interest, fees, costs and expenses incurred by Green Tree (and other Lenders) in connection with any such Post-Signing Seller/Other Borrower Advances; and Seller agrees to indemnify Purchaser and Company for any excess of the Post-Signing Seller/Other Borrower Advances paid by the Company or any Purchaser over any sums due Seller pursuant to subparts (I) and (II) above;

     (IV) in the event that any of the FKP Obligations or the FKP Additional Amounts shall be paid by the Company (whether through the collection and application of Company accounts receivables by Lenders or otherwise) between the Signing Date and the Settlement Date, all such amounts so paid on the Company's behalf shall be deemed prepayments by the Company of the FKP Obligations and the FKP Additional Amounts and shall not increase the sum, if any, which may be due Seller pursuant to the provisions of subparts (I) and (II) above;

     (V) any additional indebtedness arising from advances made by Lenders after the Signing Date to the Company ("Additional Company Indebtedness") shall be the sole responsibility of the Company, and further, the Company and Purchaser agree to indemnify Seller and the Other Borrowers for all Additional Company Indebtedness pursuant to the terms of Section 12 hereof.

     Notwithstanding the foregoing, in the event any sum becomes due to Seller pursuant to subparts (I) and (II) above (and after offsetting the sum calculated under the terms of subpart III above), Purchaser shall pay to Seller the first $1,000,000 of such amount; of any excess over $1,000,000, Purchaser shall retain one-half
     (1/2) of such excess, up to $600,000, in order to offset the Company's continuing payment obligations arising out of the Taylor Speier Acquisition; the remaining one-half of such excess amount and any additional excess amount shall be paid to Seller.
                                                           $ 9,000,000


TOTAL PURCHASE PRICE                                       $18,775,000


EXHIBIT "B" - Page 2 of 2

                                   EXHIBIT "C"

                         [8-31-99 FINANCIAL STATEMENTS]

                                    [OMITTED]

                                  EXHIBIT "D"

                     [FORBEARANCE AND AMENDMENT AGREEMENT]

                                 (SEE ATTACHED)

                      FORBEARANCE AND AMENDMENT AGREEMENT

          This Forbearance and Amendment Agreement (this "Agreement") is entered into as of the _ day of October, 1999, by and among WILLIAM H. FOGARTY, RICHARD
E. KLEIN, ROGER BECKSTEAD, THOMAS F. MONROE, and LARRY KELLEY (the foregoing individuals, the "FKP Buyers"), ZYX INC. (formerly LOIS/USA WEST INC.), a Delaware corporation ("West"), LOIS/USA CHICAGO INC., a Delaware corporation ("Chicago"), LOIS/USA NEW YORK INC., a Delaware corporation ("New York"), Fogarty & Klein, Inc., a Texas corporation ("FKP"), YEAR 2K COMMUNICATIONS, INC., a Delaware corporation ("Y2K7) (West, Chicago, New York, FKP and Y2K are collectively referred to herein as the "Borrowers" and individually as a "Borrower"), LOIS/USA INC., as debtor and debtor-inpossession ("Parent"), GREEN TREE FINANCIAL SERVICING CORPORATION, a Delaware corporation (in its individual capacity, "GTFSC"), for itself, as Lender, as Swingline Lender and as Agent for Lenders, and the other Lenders signatory hereto.

                                    RECITALS

          WHEREAS, Borrowers, the Agent and the Lenders are parties to that certain Loan and Security Agreement dated as of June 17, 1999 (as the same has been or may hereafter be amended, restated, supplemented, extended or otherwise modified, the "Loan Agreement");

          WHEREAS, certain Specified Defaults (as defined below) have occurred and are continuing or are expected to occur under the Loan Agreement;

          WHEREAS, the Parent and the FKP Buyers have entered into a Stock Purchase Agreement dated as of October __, 1999 (the "Stock Purchase Agreement"), pursuant to which (i) the Parent has agreed to sell all of the capital stock of FKP to the FKP Buyers subject to the first priority lien of Agent (for itself and for the Lenders) and a second priority lien in favor of Parent, and (ii) the FKP Buyers have agreed to make an equity contribution to FKP of $2,000,000 at the closing of the Stock Purchase Agreement and up to an additional $3,000,000 subject to certain terms and conditions;

          WHEREAS, to effectuate the transactions contemplated by the Stock Purchase Agreement, on October _, 1999 (the "Petition Date"), the Parent filed a voluntary petition for relief under the federal Bankruptcy Code, 11 U.S.C. ss. 101 ET SEQ. (the "Bankruptcy Code") in the Southern District of New York (such bankruptcy case, the "Bankruptcy Case").

          WHEREAS, the Lenders have consented to the limited use of cash collateral by the Parent in the Bankruptcy Case pursuant to [reference the Cash Collateral Order (the "Cash Collateral Order")], and all obligations and liabilities of the Parent under the Cash Collateral Order constitute part of the Obligations for which the Borrowers are jointly and severally liable and which are secured by all of the Collateral, and the Stock of FKP and the other Borrowers;

          WHEREAS, the parties to the Stock Purchase Agreement are not willing to consummate the transactions contemplated by the Stock Purchase Agreement unless the Agent and the Lenders agree, subject to the terms and conditions of this Agreement, to continue to make Loans to FKP and to forbear from exercising certain rights and remedies against FKP or the Stock of FKP, notwithstanding the Specified Defaults, for a limited period of time;

          WHEREAS, the execution and delivery of this Agreement is a condition precedent to the consummation of the transactions contemplated by the Stock Purchase Agreement, and the consummation of the transactions contemplated by the Stock Purchase Agreement is a condition precedent to the execution and delivery of this Agreement; and

          WHEREAS, concurrently herewith, the Parent and the FKP Buyers have consummated the sale of the Stock of FKP to the FKP Buyers and the FKP Buyers have made an equity contribution and/or subordinated loan to FKP in the amount of $2,000,000 and have executed and delivered a Capital Call Agreement (as defined below) obligating the FKP Buyers to make additional equity contributions and/or subordinated loans up to $3,000,000 in cash under certain circumstances.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS.

          1.1 As used herein, the following terms shall have the meanings set forth below:

          "Forbearance Default" means (a) the occurrence of any Default or Event of Default (other than the Specified Defaults) (i) relating in any respect to FKP, its business or its assets or (ii) caused to any material degree by FKP or any of its officers, directors, shareholders, employees, agents or other representatives; (b) failure of FKP or, to the extent FKP aids and abets, assists, cooperates or otherwise contributes to such failure, the failure of Parent or any Non-FKP Borrower, to timely comply with any term, condition or covenant set forth in this Agreement or the Stock Purchase Agreement; (c) any occurrence having a Material Adverse Effect with respect to FKP (other than the Specified Defaults) during the Forbearance Period; (d) if any representation made by FKP, or, to the extent FKP knew as of the Effective Date that such representation was materially false, any representation made by Parent or any Non-FKP Borrower under or in connection with this Agreement shall prove to be materially false as of the date when made; (e) if FKP or any other person or entity claiming by or through FKP commences, joins in, assists, cooperates or participates as an adverse party or adverse witness in any suit or other proceeding against the Agent or any Lender with respect to the Obligations or the Collateral securing same; or (f) the failure of FKP Buyers or any of the parties thereto (other than the Agent) to timely comply with any term, condition or covenant set forth in the Capital Call Agreement (as defined below), the FKP Stock Pledge Agreement (as defined below), the Investment Securities Pledge Agreement (as defined below) or the Control Agreement (as defined below) (the foregoing three agreements, collectively, the "FKP Buyer Agreements").

          "Forbearance Period" means the period of time from the Effective Date until the earlier to occur of (a) the Revolving Loan Maturity Date and (b) any Forbearance Default.

          "Specified Defaults" means (a) those Defaults and Events of Default
(i) which have occurred and are continuing as of the Effective Date and (ii) the existence of which the Agent is aware as of the Effective Date, and (b) any and all Defaults and Events of Default which may arise during the Forbearance Period solely as a result of any Borrower's failure to perform, keep or observe any of the covenants contained in subsections 7.11, 7.12, 7.13 or 8.8 of the Loan Agreement.

          "Termination Event" shall mean any of (a) the Maturity Date and (b) the occurrence of any Forbearance Default.

          1.2 Unless otherwise specified herein, all capitalized terms used in this Agreement shall have the respective meanings ascribed to them in the Loan Agreement, as amended by this Forbearance Agreement. Additionally, the following terms shall have the meanings defined for such terms in the Sections or documents set forth below:

          TERM                                         SECTION

        Agreement                                      Preamble
        Bankruptcy Case                                Recitals
        Bankruptcy Code                                Recitals
        Borrowers                                      Preamble
        Borrower/Lender Documents                      11.2
        Borrower Representative                        5.1
        Capital Call Agreement                         6.1
        Cash Collateral Order                          Recitals
        Chicago                                        Preamble
        Claims                                         7
        Control Agreement                              6.1
        Effective Date                                 5.1
        Enforcement Actions                            3.1
        Final FKP Purchase Agreement                   5.1
        FKP                                            Preamble
        FKP Borrowing Base                             5.1
        FKP Buyer Agreements                           1.1
        FKP Buyers                                     Preamble, 5.1
        FKP Loan Obligations                           5.1
        FKP Maximum                                    5.1
        FKP Stock Pledge Agreement                     6.1
        Forbear                                        3.1
        Forbearance and Amendment Agreement            5.1
        Forbearance Default                            1.1
        Forbearance Period                             Preamble
        GTFSC                                          6.1
        Investment Securities Pledge Agreement         7
        Lender Releasees                               Recitals
        Loan Agreement                                 Preamble
        New York                                       5.1
        Non-FKP Borrowers                             5.1
        Non-FKP Obligations                            Preamble
        Parent                                         Recitals
        Petition Date                                  5.1
        Revolving Loan Maturity Date                   1.1
        Specified Defaults                             Recitals
        Stock Purchase Agreement                       1.1
        Termination Event                              5.1
        Third Party Buyer                              Preamble
        West                                           Preamble
        Y2K


2. CONFIRMATION OF OBLIGATIONS AND EXISTING EVENTS OF DEFAULT.

          2.1 Each of the Borrowers, the Parent and the FKP Buyers acknowledges and agrees that as of _______, 1999, the aggregate amount of the principal balance of the outstanding Obligations under the Loan Agreement included at least the following amounts:

             Revolving Loan                 $_____________

             Swingline Loan                 $_____________

             Lender Guaranties              $_____________

             Total Outstanding Obligations  $_____________

The foregoing amounts include any Loans or other extensions of credit made to any Borrower or Parent on or after the Petition Date. The foregoing amounts do not include all of the interest and fees and expenses to which Agent and Lenders are entitled. The Obligations listed above are outstanding, and Borrowers, the Parent and the FKP Buyers acknowledge and agree that they have no right of offset, defense, or counterclaim with respect to such Obligations.

          2.2 Each of the Borrowers, the Parent and the FKP Buyers acknowledges and agrees that the Specified Defaults have occurred and are continuing as of the Effective Date and/or are expected to occur and continue through the Forbearance Period.

          2.3 Each of the Borrowers, the Parent and the FKP Buyers acknowledges and agrees that subject to any applicable provisions of the Bankruptcy Code, the Specified Defaults permit Agent (or, where applicable, the Required Lenders) to exercise any rights and remedies set forth in the Financing Agreements, including but not limited to the rights and remedies set forth in Section 9 of the Loan Agreement.

3. FORBEARANCE PERIOD.

          3.1 Except as otherwise specifically provided herein, during the Forbearance Period, the Agent and the Lenders shall forbear from exercising any default-related remedies against FKP or the Stock of FKP (such default-related remedies, "Enforcement Actions" and such agreements to forbear are collectively referred to herein as the agreement to "Forbear"); PROVIDE, however, (1) FKP and the FKP Buyers shall comply during the Forbearance Period with all limitations, restrictions or prohibitions that would otherwise be effective or applicable under any of the Financing Agreements and the FKP Buyer Agreements during the continuance of any Defaults or Events of Default, (ii) nothing herein shall restrict, impair or otherwise affect Agent's or any other Lender's or the Swingline Lender's rights and remedies under the Subordination Agreement or other agreements containing subordination provisions in favor of Agent or any other Lender or the Swingline Lender (including, without limitation, any rights or remedies available to Agent or any other Lender or the Swingline Lender as a result of the occurrence or continuation of any Specified Default) or amend or modify any provision thereof, and (iii) nothing herein shall limit, restrict or otherwise impair or affect any rights or remedies of any of Agent, Lenders and Swingline Lender against any Non-FKP Borrower or Parent or any obligations or liabilities of any Non-FKP Borrower or Parent thereunder. Upon a Termination Event, Agent, each Lender's and the Swingline Lender's agreement hereunder to Forbear during the Forbearance Period shall immediately terminate, without the requirement of any demand, presentment, protest or notice of any kind, all of which each of the Borrowers, the Parent and the FKP Buyers waives. All rights and remedies of Agent, Lenders and the Swingline Lender in connection with the Specified Defaults are hereby reserved and, except as otherwise expressly provided in this Section 3. 1, may be exercised at any time (including during the Forbearance Period).

          3.2 Each of the Borrowers, the Parent and the FKP Buyers acknowledges and agrees that no action taken by the Agent or any Lender prior to the date hereof, and nothing in this Agreement, shall: (x) create any obligation to (A) make any further Loans or issue any Lender Guaranties, except as set forth herein with respect to FKP, or (B) forbear from taking any or all Enforcement Actions after a Termination Event, (y) except as set forth in Section 5 hereof, constitute a waiver or modification of any term or condition of the Financing Agreements, or (z) constitute a waiver of any Default or Event of Default, any unsatisfied condition precedent or, except for the agreement to Forbear, otherwise prejudice any rights or remedies which the Agent and Lenders now have or may have in the future, including, without limitation, all rights and remedies in connection with the Specified Defaults. Nothing contained herein shall in any way be deemed to limit or prevent the Agent or the Required Lenders, upon the occurrence of a Termination Event, from taking any or all Enforcement Actions, in each case without notice or demand and at the option of Agent (in its discretion or upon demand by the Required Lenders). Without limiting the generality of the foregoing, subject only to Agent and each Lender's agreement to continue to Forbear during the Forbearance Period, Agent and Lenders expressly reserve all rights and remedies which Agent and Lenders now have or may have in the future, including, without limitation, all rights and remedies in connection with the Specified Defaults.

          3.3 Any agreement by Agent and Lenders to extend the Forbearance Period must set forth in writing and signed by an officer of each such party. Each of the Borrowers, the Parent and the FKP Buyers acknowledges that neither Agent nor any Lender has made any assurances to any or all of the Borrowers, the Parent and the FKP Buyers concerning the likelihood of an extension of the Forbearance Period.

          3.4 Each of the Borrowers, the Parent and the FKP Buyers acknowledges and agrees that any Revolving Loans, Swingline Loans or Lender Guaranties which the Agent, Lenders and the Swingline Lender make on or after the date hereof has been made by Agent, Lenders and the Swingline Lender in reliance upon, and as consideration for, among other things, the general releases contained in Section 7 hereof and the other covenants and agreements of Borrowers, the Parent and the FKP Buyers hereunder.

          3.5 Each of the Parent and the Borrowers reaffirms its obligation under the Loan Agreement and the other Financing Agreements and applicable law to remit immediately to Agent for application to the Obligations all proceeds of Collateral and the Pledged Collateral (as defined in the Parent Pledge Agreement). All payments by FKP to Agent, and all Collateral proceeds owned and remitted by FKP to Agent, shall be applied by Agent to the FKP Loan Obligations.

4. LIBOR RATE LOANS.

          Each of the Borrowers, the Parent and the FKP Buyers acknowledges and agrees that as a result of the occurrence and continuation of the Specified Defaults, Borrowers are not and have not been entitled at any time from and after the occurrence thereof (including at any time during the Forbearance Period) to elect to have any Loans or other Obligations made, converted to or continued as LIBOR Rate Loans.

5. AMENDMENTS TO LOAN AGREEMENT.

          5.1 Section 1.1 of the Loan Agreement is hereby amended to add the following definitions, or to the extent such definitions currently exist in
Section 1.1, to amend and restate same, in alphabetical order:

          "'Borrower Representative' means, with respect to the Non-FKP Borrowers, Parent, and, with respect to FKP, FKP."

          "'Effective Date' means the date on which all of the conditions precedent to the effectiveness of the Forbearance and Amendment Agreement set forth in Section 9 thereof shall have been met to the satisfaction of Agent and Lenders."

          "'Final FKP PURCHASE Agreement' means any fully executed definitive purchase agreement between the FKP Buyers, as sellers, and any third party reasonably acceptable to Agent and Lenders, as buyer ("Third Party Buyer"), which (a) provides for the sale of all of the Stock of FKP to the Third Party Buyer, (b) is in form and substance satisfactory to Agent and Lenders, (c) contains no financial, due diligence or board of approval contingencies, (d) provides for a purchase price sufficient to repay all of the Obligations in cash and (e) provides for such Stock sale to close within thirty days after the date of such agreement."

          "' FKP Borrowing Base' means, as of any date of determination, an amount equal to (a) the sum of (i) eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may have been taken by or granted to Account Debtors in connection therewith) then outstanding of existing Eligible Accounts of FKP PLUS (ii) $____, LESS (b) the aggregate amount of all payments and Collateral proceeds (not constituting Collateral or proceeds thereof owned by FKP) remitted by any Non-FKP Borrowers or Parent on or after the Effective Date to Agent for application to the Obligations."

          "'FKP Buyers' means, collectively, William H. Fogarty, Richard E. Klein, Roger Beckstead, Thomas F. Monroe and Larry Kelley."

          "'FKP Loan Obligations' means as of any date of determination, the lesser of (a) the Obligations as of such date of determination and (b)(i) the sum of (x) all of the Obligations outstanding as of the Effective Date, plus (y) all extensions of credit made by Agent and Lenders on or after the Effective Date to Parent or any Non-FKP Borrower, including all fees, costs and expenses incurred by the Agent and Lenders in connection with such extensions of credit (provided that the sum of the amounts specified in clauses (b)(i)(x) and (b)(i)(y) shall in no event exceed $9,000,000), PLUS
     (ii) the aggregate amount of all new Loans or other extensions of credit offered it (including the issuance of Lender Guaranties) made to FKP after the Effective Date, PLUS (iii) all fees, costs and expenses chargeable under the Loan Agreement, and incurred by Agent or the Lenders after the Effective Date, less (iv) all payments made by FKP toward the Obligations after the Effective Date plus (v) interest on the net amount calculated pursuant to the foregoing clauses (b)(i), (ii), (iii) and (iv) at the applicable interest rate set forth in the Loan Agreement.

          "'FKP Maximum' means, as of any date of determination, (a) $8,750,000, LESS (b) the aggregate amount of all payments and Collateral proceeds (not constituting Collateral or proceeds thereof owned by FKP) remitted by any Non-FKP Borrowers on or after the Effective Date to Agent for application to the Obligations."

          "'Forbearance and Amendment Agreement' means that certain Forbearance and Amendment Agreement dated as of ____________, 1999 by and among the FKP Buyers, the Parent, the Borrowers, the Agent and the Lenders."

          "'Non-FKP Borrowers' means, collectively, West, Chicago, New York and Y2K."

          "'Non-FKP Obligations' means all Obligations other than the FKP Loan Obligations.

          "'Revolving Loan Maturity Date' means (a) December 31, 1999 or, (b) if a copy of the Final FKP Purchase Agreement is delivered to Agent on or prior to December 31, 1999, then the earlier to occur of (i) January 31, 2000, or (ii) the date on which the Final FKP Purchase Agreement is terminated or consummated, in each case as extended with the written consent of the Lenders; PROVIDED that each of the foregoing dates in clauses (a) and (b) may be extended up to thirty (30) days with the prior written consent of Required Lenders in their sole discretion and may further be extended beyond such thirty days with the prior written consent of Parent, FKP and Required Lenders."

          5.2 The Loan Agreement is hereby amended to confirm that any obligation of Agent, Lenders and the Swingline Lender to make any Loans to any Non-FKP Borrowers or to issue any Lender Guaranties to any Borrowers has been suspended; PROVIDE, however, that (a) subject to the terms and conditions of the Loan Agreement and the other Financing Agreements, the Swingline Lender shall continue to make Swingline Advances to FKP and the Revolving Lenders shall continue to make Revolving Loans to FKP to the extent that and so long as the sum of the requested Loan plus the amount of Obligations then outstanding does not exceed the lesser of (i) the FKP Borrowing Base and (ii) the FKP Maximum, and (b) if Agent, the Lenders and the Swingline Lender elect in their sole discretion to make Revolving Loans or Swingline Loans or issue any Lender Guaranties to any Borrowers, such Revolving Loans, Swingline Loans and Lender Guaranties shall be governed by the terms of the Financing Agreements (as amended by this Agreement) and shall be secured by the Collateral and the Pledged Collateral (as defined in the Parent Pledge Agreement and the FKP Stock Pledge Agreement), and the Agent, Lenders and Swingline Lender shall be entitled to all rights, benefits and liens under the Financing Agreements with regard to such Revolving Loans, Swingline Loans and Lender Guaranties.

          5.3 Upon payment in full in cash of the FKP Loan Obligations on or before the Revolving Loan Maturity Date, Agent and Lenders shall release FKP from any liability for any Non-FKP Obligations and shall release all liens held by Agent (on behalf of itself as Agent and the Lenders) against property of FKP and the Stock of FKP (without releasing the Non-FKP Borrowers or liens on the property of the Non-FKP Borrowers).

          5.4 The following sentence shall be added to the end of the existing subsection I the Loan Agreement:

          "Without limiting the generality of the foregoing, all of Non-FKP Borrowers shall be jointly and severally liable for all of the Obligations, including all FKP Loan Obligations."

          5.5 Sections 5.1 through 5.4 hereof shall be deemed effective when all of the conditions precedent set forth in Section 9 hereof are satisfied. Except for the agreement to Forbear, the provisions of this Agreement shall survive any Termination Event.

6. STOCK PURCHASE AGREEMENT.

          6.1 Agent, Lenders and the Swingline Lender hereby consent to the Stock Purchase Agreement and the transactions contemplated thereby, and waive any Default or Event of Default which arose solely by virtue of the execution of the Stock Purchase Agreement; provided that (a) the transactions contemplated by the Stock Purchase Agreement are consummated concurrently with the execution and delivery of this Agreement and (b) the FKP Buyers execute and deliver to the Agent (i) (A) a pledge agreement substantially similar to the Parent Pledge Agreement and otherwise in form and substance satisfactory to Agent (the "FKP Stock Pledge Agreement"), (B) undated stock powers for all of the Stock of FKP to Agent and (C) UCC-Is covering the pledged Stock and related collateral, (ii) a capital call agreement, in form and substance satisfactory to Agent ("Capital Call Agreement") obligating the FKP Buyers to make in cash equity contributions and/or subordinated loans (subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to Agent) aggregating up to $3,000,000 under certain circumstances (which equity contributions/subordinated loans shall be (in addition to the $2,000,000 to be advanced as an equity contribution and/or subordinated loan at the closing of the Stock Purchase Agreement) and shall be made from time to time in an amount equal to the greater of $1,000,000, or the amount necessary (A) to maintain the unused borrowing availability of FKP as provided in Section 5.2 hereof at a level no less than $250,000, (B) to pay any media-related accounts payable of FKP (including, without limitation, contractors involved in the production of any advertisements or promotions and accounts payable to the media outlets in which advertisements or promotions appear) to be paid on or before any deadline imposed by state law, and (C) to pay any accounts payable that has been outstanding for more than ninety (90) days since the applicable invoice date to the extent such accounts payable exceed $50,000 of all accounts payable of FKP,
(iii) a pledge agreement, in form and substance satisfactory to Agent, (the "Investment Securities Pledge Agreement") pledging to the Agent, for the benefit of itself and the Lenders, as security for the Obligations, investment securities with a market value of at least $3,000,000 (which securities may be used to fund the capital contributions required under the Capital Call Agreement and which Investment Securities Pledge Agreement shall terminate upon the FKP Buyers' performance of their obligations under the Capital Call Agreement), and
(iv) a Control Agreement, in form and substance satisfactory to Agent ("Control Agreement") and executed by the financial intermediaries which maintain the accounts containing the investment securities covered by the Investment Securities Pledge Agreement.

          6.2 Any portion of the purchase price or other amounts payable to Parent under the Stock Purchase Agreement or any agreement, instrument or document executed in connection therewith shall be promptly remitted to Agent for application to any outstanding Obligations or as cash collateral for any contingent Obligations.

          6.3 Each of the FKP Buyers hereby agrees and acknowledges that (a) the Stock of FKP which he is purchasing is subject to a valid, enforceable, perfected first priority Lien granted to Agent (for itself and the Lenders) by Parent pursuant to the Parent Pledge Agreement and by the FKP Buyers pursuant to the FKP Stock Pledge Agreement as security for the Obligations outstanding from time to time and (b) the Obligations shall continue to be secured by valid, enforceable, perfected first priority liens (subject to Permitted Liens) on all of the assets of FKP and the Non-FKP Borrowers.

          6.4 FKP hereby agrees, and each of the FKP Buyers hereby agrees to use commercially reasonable efforts to cause FKP, to pay in full in cash all FKP Loan Obligations on or before the Termination Date.

          6.5 Each of the parties hereby agrees that nothing in the Stock Purchase Agreement shall be deemed to amend, waive or otherwise modify any provisions of the Loan Agreement or the other Financing Agreements (it being understood and agreed that this Agreement includes all of the amendments and waivers to which Agent and the Lenders are agreeing in connection with the Stock Purchase Agreement and the transactions contemplated thereby).

7. GENERAL RELEASE.

In consideration of, among other things, the forbearance and amendment provided for herein, and any other financial accommodations which Agent and Lenders elect to extend to Borrowers and/or the Parent, each of the Borrowers forever waives, releases and discharges any and all claims (including, without limitation, cross-claims, counterclaims, rights of setoff and recoupment), causes of action, demands, suits, costs, expenses and damages that it now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity (collectively, "Claims"), against any Agent, any Lender and any Swingline Lender (in their respective capacities as such or in any other capacity) and any of their respective subsidiaries and affiliates, and each of their respective successors, assigns, officers, directors, employees, agents, attorneys and other representatives (collectively, the "Lender Releasees"), based in whole or in part on facts, whether or not known, existing on or prior to the date of this Agreement. The receipt by any Non-FKP Borrower or the Parent of any Loans or other financial accommodations made by Agent, Lenders and any Swingline Lender after the date hereof shall constitute a ratification, adoption and confirmation by the Non-FKP Borrowers of the foregoing general release of all Claims of any Non-FKP Borrower against any Lender Releasee which are based in whole or in part on facts, whether or not now known or unknown, existing on or prior to the date of receipt of any such Loans or other financial accommodations. The receipt by FKP of any Loans or other financial accommodations made by Agent, Lenders and any Swingline Lender after the date hereof shall constitute a ratification, adoption and confirmation by FKP that the foregoing general release of all Claims of FKP against any Lender Releasee which are based in whole or in part on facts, whether or not known or unknown, existing on or prior to the date of receipt of any such Loans or other financial accommodations. The provisions of this Section shall survive the termination of the Loan Agreement and payment in full of the Obligations.

8. REPRESENTATIONS AND WARRANTIES.

          Each Borrower and the Parent represents and warrants to Age Lender as of the date hereof that:

          8.1 there are no other Defaults or Events of Default under the Loan Agreement other Financing Agreements except for the Specified Defaults;

          8.2 each Borrower and the Parent has full power, authority and legal right to enter into this Agreement, and this Agreement has been duly authorized by each of the Borrowers' and the Parent' Boards of Directors;

          8.3 this Agreement, the Loan Agreement, and the other Financing Agreements constitute the legal, valid and binding obligations of the Borrowers and the Parent and are enforceable against the Borrowers and the Parent in accordance with their respective terms;

          8.4 Agent's and Lenders' security interests in the Collateral and the Agent's Lien (as defined in the Parent Pledge Agreement) on the Pledged Collateral (as defined in the Parent Pledge Agreement), continue to be valid, binding and enforceable first priority liens which secure the Obligations. No tax or judgment liens are currently of record against any Borrower or the Parent; and

          8.5 except for matters constituting the Specified Defaults, each of the representations, warranties, covenants and agreements of the Borrowers and the Parent set forth in the Loan Agreement is reaffirmed with the same force and effect as if each were separately stated herein and made as of the date hereof.

9. CONDITIONS PRECEDENT. As conditions precedent to the effectiveness and validity of the provisions of this Agreement, all of the following conditions must be satisfied concurrently with or prior to the closing of the Stock Purchase Agreement:

          9.1 Each of the Borrowers, the Parent and the FKP Buyers will have executed and delivered to Agent copies of this Agreement;

          9.2 Any Borrower which is not a debtor in a bankruptcy case will have delivered to Agent valid resolutions of the Board of Directors of such Borrower authorizing the execution and delivery of this Agreement;

          9.3 The bankruptcy court having jurisdiction over the Bankruptcy Case of the Parent and any bankruptcy case of any Borrower will have entered an order, in form and substance satisfactory to Agent, approving the Parent's and any such Borrower's execution and delivery of, and performance under, this Agreement, the Stock Purchase Agreement and all related agreements.

          9.4 The Borrowers, the Parent and the FKP Buyers will have delivered to A fully executed copy of the Stock Purchase Agreement;

          9.5 All representations and warranties of Borrowers and the Parent contained shall be true and correct;

          9.6 Lenders and the Swingline Lender will have executed and delivered to Agent of this Agreement;

          9.7 The FKP Buyers will have (a) made a cash equity contribution and/or subordinated loan of $2,000,000 to FKP (and to the extent such payment is in the form of a subordinated loan, executed and delivered a subordination agreement in favor of Agent and Lenders in form and substance satisfactory to Agent) and (b) executed and delivered to Agent the FKP Stock Pledge Agreement (together with stock powers executed in blank and UCC-I financing statements), the Capital Call Agreement, the Investment Securities Pledge Agreement and the Control Agreement, fully executed by all parties thereto other than the Agent and the Lenders.

          9.8 The documentation under which the Parent is granted junior liens on the Stock and assets of FKP shall contain subordination provisions satisfactory to Agent and shall otherwise be in form and substance satisfactory to Agent.

10. COVENANTS.

          10.1 Parent agrees to cause each of the Non-FKP Borrowers to retain a professional with the requisite expertise and reasonably acceptable to Agent and Lenders to supervise and otherwise assist the Non-FKP Borrowers in billing any unbilled Accounts and in collecting (through enforcement action, if necessary) any and all outstanding Accounts of the Non-FKP Borrowers.

          10.2 On the first Business Day of each week until the FKP Loan Obligations are paid in full in cash, FKP shall deliver to Agent a report (in form and substance satisfactory to Agent) setting forth for the immediately preceding Friday (a) the FKP Borrowing Base, (b) an aging of the accounts payable of FKP (broken down by media-related and non-media-related accounts payable), (c) (i) the aggregate amount (expressed in dollars and as a percentage of all outstanding media-related or non-media-related accounts payable, as applicable) of accounts payable (broken down by media-related and non-media-related accounts payable) which have been outstanding for more than 90 days from the applicable invoice date, and (d) a separate aging of the media-related accounts payable the payment of which is governed by statute, with a separate listing of all such accounts payable which have been outstanding for more than 30 days from the applicable invoice date.

          10.3 On the first Business Day of each week, FKP shall provide the Agent with a report setting forth its cash flow forecast (in form and substance satisfactory to Agent) for the immediately following thirty (30) day period or such other period as requested by Agent.

          10.4 FKP (a) shall pay each account payable required by statute to be paid within a certain time period to be paid within such time period and (b) shall not permit at any time the aggregate amount of accounts payable outstanding for more than 90 days after the applicable invoice date to exceed $50,000 of all outstanding accounts payable.

11. GENERAL PROVISION.

          11.1 ACCURACY OF RECITALS. The recitals to this Agreement are true and correct.

          11.2 INTEGRATION. This Agreement, the Financing Agreements, and the other written agreements, instruments and documents entered into in connection therewith (collectively, the "Borrower/Lender Documents") set forth in full the terms of agreement between the parties and are intended as the full, complete and exclusive contract governing the relationship between the parties, superseding all other discussions, promises, representations, warranties, agreements and understandings between the parties with respect thereto.

          11.3 AMENDMENT. The Loan Agreement, as amended by Section 5 hereof, may only be amended or modified in accordance with the terms of Section 13 of the Loan Agreement. No term of this Agreement, other than the terms of Section 5 hereof as set forth in the preceding sentence, may be modified or amended except in a writing signed by the party against whom enforcement of the modification or amendment is sought.

          11.4 No WAIVER. Agent's or any Lender's failure, at any time or times, to require strict performance by any of the parties hereto of any provision of this Agreement and any of the other Financing Agreements shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11. 3 hereof, none of the undertakings, agreements, warranties, covenants and representations of any of the parties hereto contained in this Agreement and no Default or Event of Default by any of the parties hereto shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders, and directed to Borrowers specifying such suspension or waiver. Except as expressly provided to the contrary in this Agreement, all the terms, conditions and provisions of the Borrower/Lender Documents shall continue in full force and effect.

          11.5 APPLICABLE LAW; SEVERABILITY. This Agreement has been submitted to the Agent and GTFSC at its office in Illinois, and this Agreement shall not be binding upon the Agent or any Lender or effective until accepted by the Agent and each Lender and shall be construed in all respects in ACCORDANCE WITH, and governed by, all of the provisions of the Code and by the other internal laws (as opposed to conflicts of law provisions) of the State of Illinois, except for the perfection and enforcement of Liens in other jurisdictions which shall be governed by the laws of those jurisdictions. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

          11.6 SUBMISSION TO JURISDICTION; WAIVER OF JURY AND BOND. EACH OF THE PARTIES HERETO SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS, AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS, AND EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION WHICH IT OR HE MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT OR HIM, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO IT OR HIM AT THE ADDRESS SET FORTH IN SUBSECTION
10.12 OF THE LOAN AGREEMENT OR THE FKP STOCK PLEDGE AGREEMENT, AS APPLICABLE, AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN POSTED TO SUCH PERSON'S ADDRESS. THE BORROWERS, THE PARENT AND THE FKP BUYERS DESIGNATE AND APPOINT CT CORPORATION SYSTEM, 208 SOUTH LASALLE STREET, CHICAGO, ILLINOIS 60604 AND SUCH OTHER PERSON AS MAY HEREAFTER BE SELECTED BY THE BORROWERS, THE PARENT AND THE FKP BUYERS WHICH IRREVOCABLY AGREES IN WRITING TO SO SERVE AS THEIR AGENT TO RECEIVE ON THEIR BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE BORROWERS, THE PARENT AND THE FKP BUYERS TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE BORROWERS, THE PARENT AND THE FKP BUYERS AT THE ADDRESS PROVIDED IN SUBSECTION
10.12 OF THE LOAN AGREEMENT OR THE FKP STOCK PLEDGE AGREEMENT, AS APPLICABLE, EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICES OF PROCESS. IF ANY AGENT APPOINTED BY THE BORROWERS, THE PARENT AND THE FKP BUYERS REFUSES TO ACCEPT SERVICE, THE BORROWERS, THE PARENT AND THE FKP BUYERS HEREBY AGREE THAT SERVICE UPON IT OR HIM BY MAIL OR OTHERWISE IN ACCORDANCE WITH SUBSECTION 10.12 OF THE LOAN AGREEMENT OR THE FKP STOCK PLEDGE AGREEMENT, AS APPLICABLE, SHALL CONSTITUTE SUFFICIENT NOTICE. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THE TIME AND EXPENSE REQUIRED FOR TRIAL BY JURY EXCEED THE TIME AND EXPENSE REQUIRED FOR A BENCH TRIAL AND HEREBY WAIVE, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY, AND WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE AGENT OR ANY LENDER. NOTHING CONTAINED IN THIS SECTION SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWERS, THE PARENT, THE FKP BUYERS OR THEIR RESPECTIVE PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION TO THE EXTENT NECESSARY TO ENFORCE ITS LIENS AGAINST PROPERTY LOCATED IN SUCH JURISDICTIONS. THE BORROWERS, THE PARENT AND THE FKP BUYERS WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO ABOVE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. NOTHING HEREIN SHALL LIMIT THE JURISDICTION OF THE BANKRUPTCY COURT.

          11.7 PAYMENT OF EXPENSES. Borrowers acknowledge and reaffirm their joint and several obligation under subsection 2.11 of the Loan Agreement to, among other things, pay all costs and fees in conjunction with the negotiations, preparation and enforcement of this Agreement.

          11.8 COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

          11.9 TIME OF ESSENCE. Time is of the essence in the payment and performance of each of the obligations of the Borrowers and the Parent and with respect to all conditions to be satisfied by the Borrowers and the Parent.

          11. 10 ADVICE OF COUNSEL. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.

          11. 11 NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          11. 12 FURTHER ASSURANCES. Each of the Borrowers, the Parent and the FKP Buyers agrees to take all further actions and execute all further documents as Agent may from time to time reasonably request to carry out the transactions contemplated by this Agreement.

          11. 13 NOTICES. ALL notices, requests and demands to or upon the respective parties hereto shall be given in accordance with subsection 10. 12 of the Loan Agreement or the FKP Stock Pledge Agreement, as applicable.

          11. 14 ACCEPTANCE OF FACSIMILE SIGNATURES. The parties agree that this Agreement will be considered signed when the signature of a party is delivered by facsimile transmission. Such facsimile signature shall be treated in all respects as having the same effect as an original signature.

          11. 15 SECTION TITLES. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

          11. 16 SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and shall inure to the benefit of all Borrowers, Parent, FKP Buyers, Agent, Lenders, Swingline Lenders and their respective successors and assigns (including, in the case of any Borrower or the Parent, a debtor-in-possession or Chapter 7 or Chapter 11 Trustee on behalf of such Borrower or the Parent), except as otherwise provided herein. No Borrower or the Parent may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by Borrower or the Parent without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each of the Borrowers, the Parent, the FKP Buyers, the Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement.

          11.17 REFERENCE TO AND EFFECT UPON THE LOAN AGREEMENT.

          (a) Except as specifically amended above, the Loan Agreement and the other Financing Agreements shall remain in full force and effect as to each of the parties thereto (including, without limitation, FKP) and are hereby ratified and confirmed.

          (b) The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Agent or any Lender under the Loan Agreement or any Loan Document, nor constitute a waiver of any provision of the Loan Agreement or any Loan Document, except as specifically set forth herein. Upon the effectiveness of this Agreement, (i) each reference in the Loan Agreement to "this Agreement", "hereunder", "hereof', "herein" or words of similar import shall mean and be a reference to the Loan Agreement as amended hereby, and (ii) each reference in the Loan Agreement or any Financing Agreement to the "Financing Agreements" or words of similar import shall include this Agreement and the FKP Buyer Agreements.

          11.18 ACKNOWLEDGMENTS REGARDING GUARANTEES. Parent agrees and reaffirms that (i) its guaranty as set forth in the Parent Guaranty remains in full force and effect, (ii) it continues to be liable as a primary obligor for the prompt payment and performance of all the Obligations (including, without limitation, all Loans and other Obligations incurred by FKP on or after the Effective Date), (iii) the Obligations and the Parent's obligations and liabilities under the Parent Guaranty continue to be secured by the first priority lien of Agent (for itself and the Lenders) on the Pledged Collateral (as defined in the Parent Pledge Agreement), and (iv) there is no defense, counterclaim or other right of setoff or offset of any kind, nature or description to any of the obligations and liabilities arising under such Parent Guaranty. Each Borrower hereby reaffirms that (i) the cross-guaranty of such Borrower set forth in Section 15 of the Loan Agreement (as amended by Section 5 of this Agreement) remains in full force and effect, (ii) it continues to be liable as a primary obligor for all Obligations, including those arising from extensions of credit to other Borrowers (including, without limitation, all Loans and other Obligations incurred by FKP on or after the Effective Date),
(iii) its obligations under the cross-guaranty continues to be secured by the first priority liens of Agent (for itself and the Lenders) in, among other things, all Collateral owned by such Borrower, and (iv) there is no defense, counterclaim or other right of setoff or offset of any kind, nature or description to obligations arising under such cross-guaranty.

                            [SIGNATURE PAGES FOLLOW]


                                                                     DRAFT ONLY
                                                                       10/19/99

          IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.


                                          ------------------------
                                          WILLIAM H. FOGARTY

                                          -----------------------
                                          RICHARD E. KLEIN

                                          -----------------------
                                          ROGER BECKSTEAD

                                          -----------------------
                                          THOMAS F. MONROE

                                          -----------------------
                                          LARRY KELLEY


                                          ZYX INC. (formerly LOIS/USA WEST INC.)

                                          By:
                                               ------------------
                                          Name:
                                               -------------------
                                          Title:
                                                -------------------

                                          LOIS/USA CHICAGO INC.


                                          By:
                                               ----------------------
                                          Name:
                                                --------------------
                                          Title:
                                                ---------------------

            [Signature Page to Forbearance and Amendment Agreement]


                                          LOIS/USA NEW YORK INC.

                                          By:
                                              -------------------
                                          Name:
                                              -------------------
                                          Title:
                                               -------------------

                                          FOGARTY & KLEIN, INC.

                                          By:
                                              -------------------
                                          Name:
                                              -------------------
                                          Title:
                                               -------------------


                                          YEAR 2K COMMUNICATIONS, INC.

                                          By:
                                              -------------------
                                          Name:
                                              -------------------
                                          Title:
                                               -------------------


                                          LOIS/USA INC.

                                          By:
                                              -------------------
                                          Name:
                                              -------------------
                                          Title:
                                               -------------------


                                          GREEN TREE FINANCIAL SERVICING
                                          CORPORATION, as Agent, Lender and
                                          Swingline Lender

                                          By:
                                              -------------------
                                          Name:
                                              -------------------
                                          Title:
                                               -------------------


            [Signature Page to Forbearance and Amendment Agreement]


                                          GENERAL ELECTRIC CAPITAL CORPORATION,
                                          as a Lender

                                          By:
                                              -------------------
                                          Name:
                                              -------------------
                                          Title:
                                               -------------------


            [Signature Page to Forbearance and Amendment Agreement]

                                 SCHEDULE 3(a)

                 CHANGES TO COMPANY'S ORGANIZATIONAL DOCUMENTS

On June 16, 1999 the Company merged two of its wholly-owned subsidiaries, Fogarty & Klein Yellow Pages, Inc. and Southwest Information Resources, Inc., with and into the Company.

On July 26, 1999 the Company merged its newly-acquired wholly-owned subsidiary, Taylor Speier Group, Inc., with and into the Company.

                                 SCHEDULE 3(d)

                FIXED, LIQUIDATED OR NON-CONTINGENT LIABILITIES

Section 2.3 of the Taylor Speler Agreement (defined below) provides for certain earn-out payments to be made by the Company to the former shareholders of Taylor Speier Group, Inc. on each of March 1, 2000, 2001 and 2002.


                                  SCHEDULE 3(e)

                      CONTRACTS ENTERED INTO BY THE COMPANY
                             THROUGH SELLER'S ACTION

1997 LOIS ACQUISITION CONTRACTS

Employment Agreement dated as of December 31, 1997 between Fogarty & Klein, Inc. (the "Company") and William H. Fogarty.

Employment Agreement dated as of December 31, 1997 between the Company and Richard E. Klein.

Employment Agreement dated as of December 31, 1997 between the Company and Thomas Monroe.

Noncompetition/Nonsolicitation Agreement dated as of December 31, 1997 between the Company and William H. Fogarty.

Noncompetition/Nonsolicitation Agreement dated as of December 31, 1997 between the Company and Richard E. Klein.

Noncompetition/Nonsolicitation Agreement dated as of December 31, 1997 between the Company and Thomas F. Monroe.

Management Services Agreement dated as of December 31, 1997 between the Company and Lois/USA Inc. (the "Parent").

GREEN TREE CREDIT AGREEMENT

Loan and Security Agreement dated as of June 17, 1999 by and among ZYX Inc. (formerly Lois/USA West Inc.), Lois/USA Chicago Inc., Lois/USA New York Inc., the Company and Year 2K Communications, Inc., as Borrowers (the "Borrowers"), the Lenders named therein, as Lenders, and Green Tree Financial Servicing Corporation ("Green Tree"), as Agent and Lender.

Revolving Loan Note dated June 17, 1999 between the Borrowers and Green Tree in original principal amount of $15,000,000.

Revolving Loan Note dated June 17, 1999 between the Borrowers and General Electric Capital Corporation in original principal amount of $15,000,000.

Swingline Note Note dated June 17, 1999 between the Borrowers and Green Tree in original principal amount of $2,000,000.

Blocked Account Agreement dated as of June 17, 1999 by and among The Chase Manhattan Bank ("Chase"), the Company and Green Tree.*

Lockbox Service Agreement dated as of June 17, 1999 by and among Chase, the Company and Green Tree.*

Payoff and Release Letter dated as of June 17, 1999 by and among each of the Borrowers and Fleet Business Credit Corporation, as successor to Sanwa Business Credit Corporation ("Fleet").

Release of Blocked Accounts dated as of June 17, 1999 by and among each of the the Borrowers, Chase and Fleet.

Power of Attorney dated as of June 17, 1999 by and among each of the Borrowers and Green Tree.

In connection with the Loan and Security Agreement, the Company appointed CT Corporation System as agent for service of process in Chicago, Illinois.

TAYLOR SPEIER ACQUISITION

Stock Purchase Agreement dated as of July 22, 1999 by and among the shareholders of Taylor Speier Group, Inc. ("TS") and the Company (the "Taylor Speier Agreement").

Employment Agreement dated as of July 22, 1999 by and between the Company and Steve Speier.

Employment Agreement dated as of July 22, 1999 by and between the Company and Leanne Welling.

Employment Agreement dated as of July 22, 1999 by and between the Company and Lynn Weatherly.

Noncompetition/Nonsolicitation Agreement dated as of July 22, 1999 by and between the Company and Steve Speier.

Noncompetition/Nonsolicitation Agreement dated as of July 22, 1999 by and between the Company and Lynn Weatherly.

Noncompetition/Nonsolicitation Agreement dated as of July 22, 1999 by and between the Company and Leanne Welling.


-----------------------
 * Identical agreement was entered into on behalf of each of Fogarty & Klein Yellow Pages, Inc. and Southwest Information Resources, Inc., both former subsidiaries of the Company.

Noncompetition/Nonsolicitation Agreement dated as of July 22, 1999 by and between the Company and Larry Taylor. Mr. Taylor receives $2,500 per month compensation for three years from the date of the agreement for entering into this agreement.

Side letter dated as of July 22, 1999 between the Company and Lynn Weatherly.

Side letter dated as of July 22, 1999 between the Company and Leanne Welling.

OTHER

On June 16, 1999 the Company merged two of its wholly-owned subsidiaries, Fogarty & Klein Yellow Pages, Inc. and Southwest Information Resources, Inc., with and into the Company.

On July 26, 1999 the Company merged its newly-acquired wholly-owned subsidiary, Taylor Speier Group, Inc., with and into the Company.


                                 SCHEDULE 3(i)

                           LITIGATION AND PROCEEDINGS

1. NATIONAL CLAIMS SERVICE, INC. VS. SYNAPS CORPORATION AND RICHARD L. WUNNEBURGER VS. FOGARTY & KLEIN, INC. AND SOUTHWEST RESOURCES, INC., CIVIL ACTION NO. CIV-S-96 1732, UNITED STATES DISTRICT COURT IN AND FOR THE EASTERN DISTRICT OF CALIFORNIA. This case was settled at mediation on 10-13-99, although settlement documentation is pending execution at this time.

2. KNIGHT VENDING, INC. V. FOGARTY KLEIN & PARTNERS AND TOTAL VENDING MANAGEMENT, INC.: CAUSE NO. 701,732, IN THE COUNTY CIVIL COURT OF LAW NUMBER THREE (3) OF HARRIS COUNTY, TEXAS.

3. FOGARTY & KLEIN PUBLIC RELATIONS, INC. AND SOUTHWEST INFORMATION RESOURCES, INC. D/B/A FOGARTY KLEIN DIRECT VS. TELEBUILD, L.C: NO. 98-12682, IN THE 151st JUDICIAL DISTRICT COURT OF HARRIS COUNTY, TEXAS. A judgment for $200,000 has been entered in favor of Fogarty & Klein, et al.


                                 SCHEDULE 3(k)

                             OFFICERS AND DIRECTORS

William H. Fogarty                 Co-Chief Executive Officer
Richard E. Klein                   Co-Chief Executive Officer
Thomas F. Monroe                   President
Robert K. Stewart                  Secretary and Executive Vice President
Theodore D. Veru                   Chairman of the Board of Directors